CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions "Financial Highlights" and "General Information" in Post-Effective Amendment No. 101 under the Securities Act of 1933 and Amendment No. 103 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A, No. 33-12213) and related Prospectus and Statement of Additional Information of Harris Bretall Sullivan & Smith Growth Equity Fund, a series of Professionally Managed Portfolios and to the incorporation by reference therein of our report dated April 27, 2000, with respect to the financial statements and financial highlights of Harris Bretall Sullivan & Smith Growth Equity Fund included in the Annual Report for the year ended March 31, 2000 filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP


Los Angeles, California
July 19, 2000